EXHIBIT 10.18

February 26, 2002
Kelsey Wirth

Dear Kelsey:

This letter is to confirm your consulting and Board arrangements with Align Technology, Inc. ("Align"), following your resignation as President on November 9, 2001.

You will provide consulting services to the Board of Directors and the Chief Executive Officer of Align and such employees as the Board or the CEO designates for one year from the time that you resigned as President. It is understood that you will not be required to consult more than 30 hours per month and the consulting services to Align will not preclude you from engaging in other employment that is not competitive with the business of Align. In this regard, the terms of your Employee Proprietary Information and Confidentiality Agreement that you signed as an employee of Align will continue to apply to your services as a consultant.

In consideration of your consulting services, Align will pay you a monthly consulting fee through November 8, 2002 of $ 18,750.00, which is equal to your gross monthly salary that Align was paying you at the time of your resignation. Align will pay you an additional amount through November 8, 2002 equal to your monthly COBRA payments so that you may maintain the same level of health insurance coverage and related benefits that you were receiving as a full-time officer of Align.

In accordance with the Stock Option Agreement governing the options to purchase 1,000,000 shares of common stock granted to you on January 4, 2001 at an exercise price of $15.00 per share, the options will continue to vest and you will be entitled to exercise them so long as you remain a consultant to Align or a member of the Board of Directors; provided, however, that vesting of these options will terminate on the second anniversary of the date of grant of the options (on January 3, 2003), at which point you will be fully vested in 500,000 of such options, and such vested options will remain exercisable by you so long as you are a consultant or a member of the Board of Directors. Although it is not possible to assure you that you'll be elected to the Board of Directors of Align, it is the Board of Directors' present intention to nominate you to the slate of directors submitted to the stockholders for the annual meeting of stockholders, at least for 2002.

You were an important contributor to the company during the time that you served as an officer and your advice and counsel as a director since your resignation as President has been valued by the entire Board. We look forward to working with you as a Board member in the future. If you are in agreement with the foregoing, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/S/ Joe Lacob

Joe Lacob
Member of the Board of Directors of Align Technology

The foregoing is accepted and agreed to:

/S/ Kelsey Wirth

Kelsey Wirth

Date: February 26, 2002